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                                                                   Exhibit 99(i)


BROADWING INC. PRESS RELEASE
----------------------------

INVESTOR CONTACT:                   MEDIA CONTACT:
-----------------                   --------------
Mike Hemsath                        Thomas Osha
513.397.7788                        513.397.7316
mike.hemsath@broadwing.com          tom.osha@broadwing.com



              BROADWING INC. REPORTS THIRD QUARTER PROFIT, POSITIVE
               CASH FLOW; IMPLEMENTS BROADBAND UNIT RESTRUCTURING


        - CASH FLOW POSITIVE AT $62 MILLION, A QUARTER AHEAD OF SCHEDULE

      - EPS OF $0.01, UP $0.19 PER SHARE OVER LOSS FOR SAME PERIOD IN 2001

            - ANNOUNCES PLAN TO REDUCE COSTS WITH OBJECTIVE TO REACH
                      CASH FLOW POSITIVE AT BROADBAND UNIT

                         - REDUCES DEBT BY $43 MILLION

CINCINNATI--October 29, 2002--Broadwing Inc. (NYSE:BRW) today announced financial results for the third quarter, reporting $62 million in positive cash flow. Revenue for the quarter was $563 million and earnings from continuing operations were $0.01 per share, up $0.19 per share over the same period last year. As a result of the reorganization of Teleglobe, the company recognized a $41 million non-recurring, non-cash benefit in revenue and earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter. The company also recorded a $7 million restructure charge related to employee severance and a contract termination during the period.

The company's new management team announced a restructuring of its Broadwing Communications unit that is intended to reduce expenses by approximately $200 million annually. The company believes that this substantial expense reduction is a critical step in enabling Broadwing Communications to become cash flow positive. The company also said it plans to soon approach its banks to amend various provisions of its credit facilities, including extending 2004 maturities.
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"We are committed to building value for our shareholders, and the steps we announce today will allow us to do just that, as we reposition Broadwing Communications for positive cash flow which should continue de-leveraging our company," said Kevin Mooney, who was named Chief Executive Officer on September
20. "At the same time, we are assessing a complete range of strategic alternatives, including raising capital, selling select assets, and discontinuing lines of business, in order to maximize the value of our company.

"I am pleased to announce that Broadwing Inc. is cash flow positive on a consolidated basis, one quarter ahead of schedule, and that we reduced our debt by $43 million in the quarter," Mooney said. "We are now focused on maintaining the strength and stability of our Cincinnati businesses while driving our broadband unit to positive cash flow."


Restructuring Plan
------------------

The company said the restructuring plan it began implementing yesterday for Broadwing Communications will benefit its large enterprise customers and the overall business. The plan is intended to reduce current expenses by approximately $200 million annually and enables the unit to reach its goal of being cash flow positive. The plan targets line cost reductions of 25 percent over the next six months through network grooming, optimization, and rate negotiations; consolidates the unit's workforce by 500 positions; and also calls for exiting its wholesale international voice business.

The plan continues to focus the company's sales efforts on large enterprise accounts, which will continue to be served through local sales offices along with the highly successful national accounts program. The company will service its smaller enterprise accounts through its more cost effective consumer and small business channel.

Bob Shingler, 45, currently president of voice services, has been promoted to president of Broadwing Communications to oversee the plan. Shingler, who will be based in Austin, is an industry veteran with over 20 years of experience. Prior to joining Broadwing Communications
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earlier this year, he held a variety of positions with BellSouth Corporation both in Europe and the U.S.


Earnings Results
----------------

Broadwing reported revenue of $563 million for the third quarter, down 3 percent from the same period a year ago. EBITDA increased 27 percent year over year to $195 million. Operating income was $61 million, up from $11 million in the third quarter of 2001. These results are inclusive of the one-time items previously mentioned.

The company generated a total of $62 million in cash flow in the quarter, $24 million from operations and $38 million from a federal tax refund. This cash was used to reduce $43 million of debt in the quarter. Broadwing's credit facility balance as of September 30 was $1.66 billion. It is in compliance with all its debt covenants.

"For the quarter, Broadwing Communications consumed $39 million of cash flow while the remaining businesses generated a positive $63 million of cash flow," commented Tom Schilling, Broadwing's CFO. "Therefore, lowering Broadwing Communications cash consumption should substantially improve consolidated cash flow."

Cincinnati-based Operations

Broadwing's Cincinnati-based businesses reported revenue of $289 million, unchanged from a year ago. EBITDA of $138 million represented an 11 percent improvement and operating income increased 15 percent to $93 million. Selling, general and administrative expenses were down 28 percent. Capital spending for the Cincinnati Bell companies in the third quarter was $27 million, a 34 percent reduction versus the same quarter a year ago.

Local Communications Services

Cincinnati Bell Telephone revenue declined 1 percent versus the same quarter in 2001 to $207 million. EBITDA was up 1 percent to $107 million and the EBITDA margin was 52 percent.
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Operating income grew 1 percent to $71 million. Complete Connections, Cincinnati
Bell's bundled services product, added 9,000 subscribers. Cincinnati Bell is one of the industry leaders in the penetration of value added services, with 39 percent penetration.

Wireless Services

Cincinnati Bell Wireless posted revenue of $67 million, representing a 4 percent increase over the same period in 2001. EBITDA improved 54 percent to $30 million and the EBITDA margin of 45 percent represented an improvement of 15 points. Operating income was up 80 percent to $22 million and capital spending was down $8 million to $4 million for the quarter. Cincinnati Bell Wireless ended the quarter with 465,000 subscribers, a 1 percent decline sequentially, but an increase of 6 percent from a year ago. Churn was under 1.8 percent and postpaid ARPU was $60 per month.

Other Communications Services

Other Communications Services revenue was flat with the third quarter of 2001 at $20 million, while EBITDA improved to $1 million from breakeven during the same period last year.

Market share for Cincinnati Bell Any Distance, the company's long distance offering, improved to 69 percent in the residential market and 42 percent in the business market.

Broadband Services

Broadwing Communications recorded revenue of $296 million, a decline of 3 percent from the third quarter 2001. EBITDA was $57 million, up $24 million. The EBITDA and revenue figures include the non-cash recognition of $41 million related to the Teleglobe reorganization. In the quarter, operating loss improved $39 million to a loss of $28 million. Broadwing Communications experienced solid growth in sales to up-market enterprise customers, while the prolonged erosion in the carrier market continued to be responsible for the revenue and EBITDA decline. With the national network complete, capital expense was reduced from $121 million in the third quarter of 2001 to $13 million for the quarter this year.
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Additionally, Broadwing Communications has deferred cash payment of the quarterly dividend, due November 15, 2002, on its Broadwing Communications subsidiary 12 1/2 percent preferred shares, in accordance with the terms of the security. The dividend will be accrued and the Company will conserve approximately $12.4 million of cash in the fourth quarter.

"We have fulfilled our commitment to achieve positive cash flow for Broadwing Inc. and we are moving with the purpose and urgency required to make our broadband services business cash flow positive, address our financing needs, and continue to keep our Cincinnati Bell franchise strong and healthy," said Mooney.

Broadwing updated its financial guidance for 2002, reaffirming $2.15 billion in revenue, raising projected EBITDA to $640 million, and lowering the capital expenditures figure for the second time this year to $190 million from $230 million.

The company also indicated that as a result of the announced restructuring of Broadwing Communications, it expects to record a cash charge of up to $10 million for the fourth quarter.


                                       ###

CONFERENCE CALL/WEBCAST

Broadwing will host a conference call discussing the third quarter results on Tuesday, October 29, 2002 at 11:00 EST, which will be web-cast on the company's website at www.broadwing.com.


ABOUT BROADWING

Broadwing Inc. (NYSE: BRW) is an integrated communications company comprised of Broadwing Communications and Cincinnati Bell. Broadwing Communications leads the industry as the world's first intelligent, all-optical, switched network provider and offers businesses nationwide a competitive advantage by providing data, voice and Internet solutions that are flexible, reliable and innovative on its 18,500-mile optical network and its award-winning IP backbone. Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence and financial strength. The company was recently ranked number one in customer satisfaction, for the second year in a row, by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users and received the number one ranking in wireless customer satisfaction in its Cincinnati market. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Broadwing Inc. is headquartered in Cincinnati, Ohio. For more information, visit www.broadwing.com.
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NOTE: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Broadwing's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Broadwing's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2001 Form 10-K for Broadwing Inc. and Broadwing Communications Inc.